 Exhibit 10.11

NOTICE OF GRANT
RESTRICTED STOCK UNITS
ANTERIS TECHNOLOGIES GLOBAL CORP. EQUITY INCENTIVE PLAN

Anteris Technologies Global Corp., a Delaware corporation (the “Company”), has awarded to Participant, as identified below, the number of Restricted Stock Units (the “RSUs”, and each such unit, an “RSV”) set forth below. The RSUs are subject to all of the terms and conditions as set forth in this Notice of Grant (this “Notice”) as well as in the Company’s Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”), both of which are attached hereto and incorporated in their entirety. Capitalized terms not explicitly defined in this Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement. In the event of any conflict between the terms of the Award and the Plan, the terms of the Plan will control.

Participant:	Matthew McDonnell

Number of RSUs:	83,333

Date of Grant:	December 16, 2024 (the “Date of Grant”)

Vesting Dates:	One-third of the RSUs shall vest on each of the first three anniversaries of the Date of Grant (each anniversary, a “Vesting Date”), subject to Participant remaining in the continuous employment of the Company or a Subsidiary on each such Vesting Date.

Any fractional shares will be rounded down to the nearest whole share and will vest with the next vesting installment (if applicable) and subject to the terms and conditions set forth in the Agreement.

Dividend Equivalents:	Dividend equivalents with respect to the RSUs will be accumulated for the benefit of Participant if and when regular cash dividends are declared and credited in the form of additional RSUs in accordance with Section 7 of the Agreement, and will be paid in CHESS Depositary Interests (“CDIs”) to Participant upon any settlement of the RSUs.

By the Company’s signature below and by Participant’s clicking the “Accept” button online, the Company and Participant agree that the RSUs are governed by this Notice and by the provisions of the Plan and the Agreement, both of which are attached to and made a part of this document. Participant acknowledges receipt of copies of the Plan and the Agreement, represents that Participant has read and is familiar with their provisions, and hereby accepts the RSUs subject to all of their terms and conditions.

The Company has caused this Notice and the Agreement to be effective as of the Date of Grant.

ANTERIS TECHNOLOGIES GLOBAL CORP.

By:	/s/ Wayne Paterson
Date	12/17/24

ANTERIS TECHNOLOGIES GLOBAL CORP.

Restricted Stock Unit Agreement

Anteris Technologies Global Corp. (the “Company”), has awarded Participant, as named in the Notice of Grant (the “Notice”), to which this Restricted Stock Unit Agreement (this “Agreement”) is attached, a Restricted Stock Unit Award (the “RSUs”) that is subject to the Company’s Equity Incentive Plan (the “Plan”), the Notice, and this Agreement, for the number of RSUs indicated in the Notice. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein have the meanings assigned to them in the Plan.

1.	Payment of RSUs. The RSUs will become payable if the Restriction Period lapses and Participant’s right to receive payment for the RSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 3 and Section 4 of this Agreement.

2.	RSUs Not Transferrable. Participant’s right to the RSUs shall not be transferable by Participant except by will or the laws of descent and distribution. Any purported transfer in violation of this Section 2 shall be null and void, and the purported transferee shall obtain no rights with respect to the RSUs or the underlying CDIs.

3.	Vesting of RSUs. Subject to the terms and conditions of Section 4 and Section 5 of this Agreement, the RSUs will Vest in accordance with the schedule set forth in the Notice. For purposes of this Agreement, the continuous employment of Participant with the Company or a Subsidiary will not be deemed to have been interrupted, and Participant will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of Participant’s employment among the Company and its Subsidiaries or if Participant is absent on leave approved by a duly constituted officer of the Company or its Subsidiaries.

4.	Alternative Vesting of RSUs. Notwithstanding the provisions of Section 3 of this Agreement, and subject to the payment provisions of Section 6 hereof, to the extent the RSUs have not been forfeited pursuant to Section 5 hereof, the RSUs will Vest earlier than the time provided for in Section 3 under the following circumstances:

(a)	Death or Permanent Disability. If Participant’s employment with the Company or any Subsidiary terminates due to Participant’s death or Permanent Disability, then any RSUs that have not yet Vested will immediately Vest in full. For purposes of this Agreement, “Permanently Disabled” or “Permanent Disability” means that Participant has qualified for long-term disability benefits under a disability plan or program of the Company or a Subsidiary or, in the absence of a disability plan or program of the Company or a Subsidiary, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(b)	Change in Control.

(i)        Upon the consummation of a Change in Control that occurs during the period that commences on the Date of Grant and ends on the third Vesting Date (such period, the “Restriction Period”) while Participant is an employee of the Company or a Subsidiary, any RSUs that remain outstanding and have not yet Vested as of such Change in Control will immediately Vest in full, except to the extent that a Replacement Award for the RSUs is provided to Participant.

(ii)       For purposes of this Agreement, a “Replacement Award” shall mean an award (A) of restricted stock units, (B) that has a value at least equal to the value of the RSUs, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) (the “Successor”), (D) the tax consequences of which, under the Code, if Participant is subject to U.S. federal income tax under the Code, are not less favorable to Participant than the tax consequences of the RSUs, (E) that Vests in full upon a termination of Participant’s employment with the Company or the Successor without Cause (as defined in Section 4(b)(iii)) by the Company or the Successor or for Good Reason (as defined in Section 4(b)(iv)) by Participant within a period of two years after the Change in Control (each such termination event, a “Qualifying Termination”), and (F) the other terms and conditions of which are not less favorable to Participant than the terms and conditions of the RSUs (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the RSUs or Replacement Award failing to comply with Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the RSUs if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 4(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)      For purposes of Section 4(b)(ii), “Cause” means “Cause” (or a term of substantively similar meaning) as defined in an individual employment agreement in effect as of the Date of Grant between Participant and the Company or any Subsidiary or, if Participant does not have an employment agreement as of the Date of Grant (or such employment agreement does not define “Cause”), then “Cause” means with respect to Participant: (A) any intentional act of fraud, embezzlement or theft in connection with Participant’s duties with the Company, its Subsidiaries, or Successor, (B) any intentional wrongful disclosure of secret processes or confidential information of the Company, its Subsidiaries, or Successor, or (C) any intentional wrongful engagement in any competitive activity that would constitute a material breach of Participant’s duty of loyalty to the Company, its Subsidiaries, or Successor; provided, that, no act, or failure to act, on the part of Participant will be deemed “intentional” unless done or omitted to be done by Participant not in good faith and without reasonable belief that Participant’s action or omission was in or not opposed to the best interest of the Company, its Subsidiaries, or Successor; and further provided, that for any Participant who is party to an individual severance or employment agreement with the Company or a Subsidiary defining Cause, “Cause” will have the meaning set forth in such agreement.

(iv)      For purposes of Section 4(b)(ii), “Good Reason” means “Good Reason” (or a term of substantively similar meaning) as defined in an individual employment agreement in effect as of the Date of Grant between Participant and the Company or any Subsidiary or, if Participant does not have an employment agreement as of the Date of Grant (or such employment agreement does not define “Good Reason”), then “Good Reason” means a material reduction in the nature or scope of the responsibilities, authorities or duties of Participant attached to Participant’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Participant’s principal office immediately prior to the Change in Control, or a material reduction in Participant’s base salary upon or after the Change in Control; provided, that, no later than 90 days following an event constituting Good Reason, Participant gives notice to the Successor of the occurrence of such event, the Successor fails to cure the event within 30 days following the receipt of such notice, and Participant’s employment is terminated within 30 days thereafter.

(v)       If a Replacement Award is provided, (A) the terms of the Replacement Award will govern the Vesting and payment of the Replacement Award and (B) notwithstanding anything in this Agreement to the contrary, any outstanding RSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control.

5.	Forfeiture of RSUs. Any RSUs that have not Vested pursuant to Section 3 or Section 4 by the latest Vesting Date set forth in the Notice will be forfeited automatically and without further notice on such date (or earlier if, and on such date that, Participant ceases to be an employee of the Company or a Subsidiary prior to the latest Vesting Date set forth in the Notice for any reason other than as described in Section 4).

6.	Form and Time of Payment of RSUs.

(a)	General. Subject to Section 5 and Section 6(b), payment for Vested RSUs will be made in CDIs (with one CDI being paid for each nonforfeitable RSU) within ten days following each Vesting Date set forth in the Notice.

(b)	Other Payment Events. Notwithstanding Section 6(a), to the extent the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows (with one CDI being paid for each nonforfeitable RSU):

(i)        Change in Control. Upon the consummation of a Change in Control, payment for any Vested RSUs will be made in CDIs within ten days following such Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Participant is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 6(a) or 6(b)(ii) as though such Change in Control had not occurred.

(ii)       Qualifying Termination Following a Change in Control. Upon a Qualifying Termination, payment for any Vested RSUs will be made in CDIs within ten days following such Qualifying Termination.

(iii)      Death or Permanent Disability. On the date of Participant’s termination of employment due to Participant’s death or Permanent Disability, payment for any Vested RSUs will be made in CDIs within ten days of such termination date.

7.	Dividend Equivalents. Following the Date of Grant, on the date that the Company pays a cash dividend (if any) to holders of CDIs generally, Participant shall be entitled to a number of additional RSUs determined by dividing (i) the product of (x) the dollar amount of the cash dividend paid per CDI on such date and (y) the total number of RSUs (including dividend equivalents paid thereon) previously credited to Participant as of such date, by (ii) the Fair Market Value of the CDI on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid, in the aggregate rounded down to the nearest whole number, or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.

8.	Compensation Recovery; Other Acknowledgements.

(a)	Notwithstanding anything in this Agreement to the contrary, Participant acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the CDIs at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to Participant’s RSUs, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the RSUs covered by this Agreement, Participant (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that Participant is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Participant of any such amounts, including from Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

(b)	Nothing in this Agreement (or in any other agreement, contract or arrangement with the Company or its Subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its Subsidiaries or affiliates) (a) prevents Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations or (b) limits Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002).

9.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal, state, and non-U.S. securities laws and listing requirements; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any RSUs or CDIs underlying the RSUs if the issuance or payment thereof would result in violation of any such law.

10.	Adjustments. Subject to Section 11 of the Plan, the Committee shall make or provide for such adjustments in the number of and kind of CDIs covered by the RSUs and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participant that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

11.	Withholding Taxes. If the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with Participant’s right to receive CDIs or cash under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of any such CDIs or cash (or the realization of any other benefit provided for under this Agreement) that Participant make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts. Participant may satisfy such tax obligation by paying the Company cash via personal check. Alternatively, unless otherwise determined by the Committee, Participant may elect that all or any part of such tax obligation be satisfied by the Company’s retention of a portion of the CDIs provided for under this Agreement or by Participant’s surrender of a portion of the CDIs that he has owned. In no event, however, will the Company accept CDIs for payment of taxes in excess of required tax withholding rates (unless such higher withholding amounts would not result in adverse accounting implications for the Company and the additional withholding amount is authorized by the Committee). If Participant’s benefit is to be received in the form of CDI, and Participant fails to make arrangements for the payment of required taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold CDIs having a value equal to the amount required to be withheld. Further, notwithstanding anything in this Section 11 to the contrary, if at any time (a) Participant is subject to reporting as a Director or an “officer” for purposes of Section 16 of the Exchange Act, (b) withholding is required with respect to the award evidenced by this Agreement, and (c) Participant is subject to trading restrictions pursuant to a periodic or special closed trading window for the Company under its insider trading policies, then the Company will withhold CDIs otherwise payable to Participant under this award in order to satisfy such withholding, with the number of CDIs withheld having a value equal to the amount required to be withheld. The CDIs used for tax withholding will be valued at an amount equal to the fair market value of such CDIs on the date the applicable benefit is to be included in Participant’s income.

12.	Rights as a Stockholder. Participant will not have any rights as a stockholder with respect to any CDIs granted to him under this Agreement prior to the date as of which he is actually recorded as the holder of such CDIs upon the share records of the Company.

13.	Right to Terminate Employment. Nothing in this Agreement limits in any way whatsoever any right the Company or a Subsidiary may otherwise have to terminate the employment of Participant at any time.

14.	No Right to Future Awards. This award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards.

15.	Relation to Other Benefits. Any economic or other benefit to Participant under this Agreement or the Plan will not be taken into account in determining any benefits to which Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

16.	Processing of Information. Information about Participant and Participant’s award of RSUs may be collected, recorded and held, used and disclosed for any purpose related to the administration of the award. Participant understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within Participant’s country or elsewhere, including the United States of America. Participant consents to the processing of information relating to Participant and Participant’s receipt of the CDIs in any one or more of the ways referred to above.

17.	Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent the amendment is applicable to this Agreement; provided, however, that no amendment will adversely affect in a material manner the rights of Participant with respect to the CDIs or other securities covered by this Agreement without Participant’s consent. Notwithstanding the foregoing, the limitation requiring the consent of Participant to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code, Section 10D of the Exchange Act, or other applicable law.

18.	Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

19.	Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Delaware. Participant agrees that the state and federal courts located in the State of Delaware will have jurisdiction in any action, suit or proceeding against Participant based on or arising out of this Agreement and Participant hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Participant; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

20.	Non-U.S. Addendum. Notwithstanding any provision of this Agreement, Participant’s RSUs shall also be subject to any special terms and conditions as set forth on Appendix A attached hereto (“Appendix A”). Appendix A shall constitute part of this Agreement.

21.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Participant. This Agreement and the Plan will be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participant).

[SIGNATURES ON FOLLOWING PAGE]

The undersigned Participant hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the RSUs and the CDIs or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

/s/ Matthew McDonnell
Participant

Date:	18 December 2024.

This Agreement is executed by the Company on this 17 day of Dec, 2024.

ANTERIS TECHNOLOGIES GLOBAL CORP.

By	/s/ Wayne Paterson

APPENDIX A

Non-U.S. Addendum

TERMS AND CONDITIONS

This Appendix A, which is part of the Restricted Stock Unit Agreement (the “Agreement”), contains special terms and conditions of the restricted stock units (the “RSUs”) granted to Participants who reside in Australia. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Anteris Technologies Group Corp. Equity Incentive Plan, as may be amended or amended and restated from time to time (the “Plan”), the Agreement and/or the Notice.

NOTIFICATIONS

This Appendix A also includes information regarding exchange control and certain other issues of which Participants in Australia should be aware with respect to the RSUs. The information is based on the securities, exchange control and other laws in effect in Australia as of December 2024. Such laws are often complex and change frequently. Anteris Technologies Group Corp. (the “Company”) therefore strongly recommends that Participants do not rely on the information in this Appendix A as the only source of information relating to the consequences of the RSUs because such information may be outdated when the RSUs vest and/or a Participant sells any CDIs after vesting.

In addition, the information contained herein is general in nature and may not apply to a Participant’s particular situation, and the Company is not in a position to assure Participants of a particular result. Accordingly, Participants should seek appropriate professional advice as to how the relevant laws in Australia may apply to their situation.

AUSTRALIA-SPECIFIC TERMS AND CONDITIONS

1.	Nature of Grant. Participant acknowledges that:

(a)         the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan, the Agreement or the Notice;

(b)         the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

(c)         all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d)         Participant is voluntarily participating in the Plan;

(e)         the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Subsidiaries, and/or its affiliates, and that is outside the scope of Participant’s employment contract with the Company or its affiliates, if any;

(f)         the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits or similar payments;

(g)         the future value of the underlying CDIs is unknown and cannot be predicted with certainty; and

(h)        in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture or termination of the RSUs or diminution in value of the RSUs or the CDIs resulting from Participant’s termination of employment (for any reason whatsoever and whether or not in breach of local labor laws, except if and only as otherwise expressly provided for in this Appendix A).

2.         Prospectus Information. Copies of the “Offer Document” and “Australia Addendum” that Participants have received along with the Plan, the Agreement and Notice contain additional terms and conditions that govern the RSUs that have been granted to Participants. Please review those documents carefully. In addition, the written or other materials provided to Participants in connection with the RSUs have been prepared for the purpose of complying with the relevant United States securities regulations and applicable stock exchange requirements. The information disclosed may not be the same as that which must be disclosed in a prospectus prepared under Australian law.

3.         Taxation. By accepting the grant of the RSUs, Participant acknowledges that Participant does not hold a beneficial interest in more than 10% of the shares of the Company, and Participant is not in a position to cast, or to control the casting of, more than 10% of the maximum number of votes that might be cast at a general meeting of the Company.

4.         Subdivision 83A-C. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the Plan (subject to the requirements of that Act).

AUSTRALIA-SPECIFIC NOTIFICATIONS

1.         No Financial Advice. Any advice given by any person in connection with the RSUs is general advice only, and Participants should consider obtaining their own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give such advice.

2.          Securities Law Information. If a Participant acquires CDIs and offers them for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participants should obtain legal advice on disclosure obligations prior to making any such offer.

3.         Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, Participants will be required to file the report.